[LETTERHEAD OF WALTER INDUSTRIES, INC.]


News
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CONTACT:  David L. Townsend
          Vice President - Administration
          Walter Industries, Inc.
          (813) 871-4448

                                                           FOR IMMEDIATE RELEASE

                 WALTER INDUSTRIES RETAINS SALOMON SMITH BARNEY
            TO PURSUE STRATEGIC ALTERNATIVES FOR ITS COAL OPERATIONS

           -- Related Restructuring Actions In Fiscal Third Quarter --

      Tampa, FL, March 1, 1999--Walter Industries, Inc. (NYSE: WLT) announced today that it has retained the investment banking firm of Salomon Smith Barney Inc. to pursue strategic alternatives for Jim Walter Resources, its coal mining and methane gas subsidiary.

      The Company also announced the following related actions, which are effective with its fiscal third quarter ended February 28, 1999:

      o Jim Walter Resources will be classified as a discontinued operation for financial reporting purposes. Its businesses comprise substantially all of the Company's Natural Resources segment, which generated revenues of $362.2 million and operating income of $38.4 million in its last full fiscal year.

      o Jim Walter Resources will cease production at one of its four Alabama-based coal mines, Blue Creek Mine No. 3, as part of a strategic reorganization of the mine operations to increase their future profitability. The mine shutdown process commences today and will result in a pre-tax charge of approximately $53 million against third quarter earnings.

      o The Company will realize a $25 million pre-tax gain from a reduction in Jim Walter Resources' postretirement benefit liabilities. This positive adjustment is the result of a recent actuarial analysis of Jim Walter Resources' medical claims experience, reductions to its workforce and the decision to close Mine No. 3.

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      "These actions should significantly enhance the ongoing profitability of
Jim Walter Resources. Nevertheless, we have previously identified the coal operations as non-strategic to the long-term growth and direction of our Company, and we are taking definitive steps toward its disposition," said Kenneth E. Hyatt, Walter Industries' Chairman and Chief Executive Officer.

      "Today's announcement, combined with the recent divestiture of our window components business and current program to divest our Vestal Manufacturing subsidiary, underscores our commitment to a more concentrated focus on our four core businesses - homebuilding and financing, pipe manufacturing, specialty industrial products and energy services," Hyatt said.

      The Company expects to announce results for its fiscal third quarter and nine months after the close of market trading on March 22. Preliminary estimates indicate that operating and net income from the Company's continuing operations, excluding Jim Walter Resources, will be materially higher than the comparable prior year periods. However, Jim Walter Resources incurred an operating loss for the third quarter -- principally due to problems at its No. 3 Mine -- that will negatively impact the Company's overall earnings comparisons with the prior year.

                                    # # # # #

Note to Editor: Jim Walter Resources (JWR) operates four deep-shaft coal mines along Alabama's Blue Creek coal seam with an annual rated capacity of approximately 10 million tons. JWR also operates a methane gas recovery operation, with 480 degasification wells in active production. JWR employs approximately 2,100, including 450 at its No. 3 Mine. Walter Industries, Inc., based in Tampa, Florida, is a diversified, multi-subsidiary company with major interests in homebuilding/financing and industrial operations. Walter Industries and its subsidiaries employ 8,000 worldwide and generate more than $1.8 billion in revenues annually.

      The preceding includes forward-looking statements which involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are market demand, competition, interest rate fluctuations, weather and other risk factors listed from time to time in the Company's SEC reports.